Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-215351, 333-224559 and 333-227625) and the Registration Statements on Form S-4 (No. 333-226112) of CapStar Financial Holdings, Inc. of our report dated March 2, 2018 with respect to the consolidated financial statements of Athens Bancshares Corporation as of December 31, 2017 and for each of the years in the two-year period ended December 31, 2017 incorporated by reference in this Current Report on Form 8-K/A of CapStar Financial Holdings, Inc.

/s/ Mauldin & Jenkins, LLC

Chattanooga, Tennessee

October 31, 2018